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                                                                   EXHIBIT 21.01

                             MEDIA ARTS GROUP, INC.

                              LIST OF SUBSIDIARIES


                                           Jurisdiction of            Ownership
     Name of subsidiary                     Incorporation             percentage
     ------------------                     -------------             ----------
Thomas Kinkade Stores, Inc.                USA (California)               100%
MAGI Entertainment Products, Inc.          USA (California)               100%
MAGI Sales, Inc.                           USA (California)               100%
California Coast Galleries, Inc.           USA (California)               100%

California Coast Galleries, Inc. was merged into Media Arts Group, Inc. in April 1997.